Exhibit 10.4

2018 PERFORMANCE SHARE UNIT (“PSU”) AWARD AGREEMENT

This AGREEMENT (this “Agreement”, effective as of the Date of Grant as defined in the Notice of Award of Performance Share Units (PSUs) (the “Notice of Grant”) delivered herewith, is made and entered into by and between Dean Foods Company, a Delaware corporation (the “Company”), and the individual named on the Notice of Grant (“you”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company has adopted and approved the Dean Foods Company 2016 Stock Incentive Plan, as amended (the “Plan”), which Plan was approved as required by the Company’s stockholders and provides for the grant of Performance Units and other forms of incentive compensation to certain selected Employees and non-employee Directors of the Company and its Subsidiaries. (Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Plan.); and

WHEREAS, during your employment, and based upon your position with the Company and/or its Subsidiaries, you have acquired and will continue to acquire, by reason of your position, substantial knowledge of the operations and practices of the business of the Company; and

WHEREAS, the Company desires to assure that, to the extent and for the period of your Service and for a reasonable period thereafter, it may maintain the confidentiality of its trade secrets and proprietary information, and protect goodwill and other legitimate business interests, each of which could be compromised if any competitive business were to secure your services;

WHEREAS, the Performance Share Units provided for under the Plan are intended to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended; and

WHEREAS, the Committee has selected you to participate in the Plan and has approved the award to you of the Performance Units (which are referred to in this Agreement as PSUs) described in this Agreement and in the Notice of Grant.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to you to continue as an employee of the Company (or its Subsidiaries), you and the Company hereby agree as follows:

1.              Grant of Award.  The Company hereby grants to you and you hereby accept, subject to the terms and conditions set forth in the Plan and in this Agreement, the number of PSUs shown on the Notice of Grant. Each PSU represents the right to receive one or more shares of the Company’s Stock, subject to the terms and conditions set forth in the Plan and in this Agreement.  The shares of Stock that may become issuable to you upon vesting of the PSUs granted to you pursuant to this Agreement are referred to in this Agreement as the “Shares.”  You must accept this Award in the manner designated by the Company in the Notice of Grant (e.g. electronic acceptance) not later than 90 days after the Date of Grant, or electronic notification of such Grant, whichever occurs later, or this Award will be rendered void and without effect. Once accepted as provided above, but subject to the provisions of Sections 2(c), 2(d), 2(e), 2(f), 2(g) and 7 hereof, this Award of PSUs is irrevocable and is intended to conform in all respects with the Plan.

2.              Establishment of Performance Goals and Vesting.

(a)         Establishment of Performance Goals.  The performance cycle for this Award is the period commencing January 1, 2018 and ending December 31, 2020 (the “Performance Cycle”). Each calendar year within the Performance Cycle is referred to as an “Annual Performance Period.” The number of Shares that you may receive upon the vesting of this Award is based on the extent to which annual performance goals are achieved.  Within the first 90 days of each Annual Performance Period, the Committee shall establish performance goals (the “Performance Goals”) for such Annual Performance Period.  The Performance Goals for the 2018 Annual Performance Period shall be based on the achievement of performance objectives related to EBITDA, as defined for purposes of the Company’s principal bank credit agreement in effect on the date hereof, established by the Committee.  The Performance Goals for each remaining Annual Performance Period in the Performance Cycle shall be established by the Committee using any of the Performance Criteria permitted to be used for the grant of Performance Units under the Plan.

(b)         Regular Vesting.  Except as otherwise provided in this Section 2, the PSUs subject to this Award will vest, if at all, to the extent that the Performance Goals established by the Committee for each Annual Performance Period in the Performance Cycle shall be achieved, and provided that, subject to the provisions of Section 2(c), you have been continuously in the Company’s employment from the date hereof to the end of the Performance Cycle.

(c)          Accelerated Vesting.  Unless otherwise determined by the Committee, or except as provided in another written agreement between you and your Employer, if your Service terminates by reason of death, Disability or Retirement prior to the vesting of this Award, you shall be entitled to receive a distribution of Shares equal to the number of (i) PSUs earned with respect to each already completed Annual Performance Period plus (ii), with respect to the Annual Performance Period in which such termination occurred, the number of PSUS that you would have earned had you continued Service through the end of such period and as determined in accordance with Section 3(a).  If employment terminates due to death or Disability, such distribution shall be made not later than March 15 of the calendar year following your date of termination. If your employment terminates due to Retirement, such distribution shall be made on March 1 of the calendar year following your date of termination, except that, if you are a specified employee (within the meaning of Section 409A of the Code), such distribution shall be made on the later of March 1 or the day following the 6-month anniversary of your separation from Service. For purposes of this Agreement, “Retirement” shall be defined as your retirement from employment or other Service to the Company or any Subsidiary after you reach age 65 and “Disability” shall be defined as your permanent and total disability (within the meaning of Section 22(e)(3) of the Code).

(d)         Change in Control.  In the event that a Change in Control occurs during the Performance Cycle, all of the PSUs subject to this Award will be cancelled in exchange for a cash payment equal to the value, determined as of the date of the CIC of (i) the number of PSUs earned, as determined pursuant to Section 3(a), with respect to each completed Annual Performance Period plus (ii) the number of PSUs deemed to have been earned with respect to each current or future Annual Performance Period.  The number of PSUs deemed to have been earned for each incomplete Annual Performance Period will be determined by multiplying (x) one-third of the total number of PSUs subject to this Award by (ii) the greater of the percentage of achievement had the performance for such period been achieved at target or the percentage of achievement based on the actual performance for such period measured to the date of the Change in Control (or the closest date to the Change in Control as of which such performance may reasonably be determined).  Any amounts payable pursuant to this Section 2(d) shall be made in accordance with Section 9 of the Plan.

Notwithstanding the provisions of Section 2(d), no cancellation, issuance of shares, cash settlement or other payment shall occur with respect to any Award if such Award shall be honored or assumed, or new rights substituted therefor by a New Employer, upon Committee approval, immediately following the Change in Control.

(e)          Forfeiture of Unvested PSUs.  Unless otherwise determined by the Committee, or except as provided in another written agreement between you and your Employer, if your Service terminates prior to the end of the Performance Cycle for any reason other than death, Disability or Retirement, all PSUs subject to this Award will be forfeited and canceled as of the date of such termination of Service without any right for you to receive any distribution or payment in respect thereof.  For the avoidance of doubt, this means that your rights with respect to all PSUs subject to this Award shall in all events be immediately forfeited and canceled as of the date of your voluntary termination of employment (other than due to death, Disability, Retirement) or the termination of your Service by each of your Employers with or without Cause.  For purposes of this Agreement, “Cause” means: (i) your willful failure to perform substantially your duties; (ii) your willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) your conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) your breach of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s code of conduct or code of ethics; or (v) your failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding.  In addition, your Service shall be deemed to have terminated for Cause if, after your Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.  Your PSUs, both earned and unearned, will also be immediately forfeited and canceled in accordance with Section 7 upon your breach of the provisions set forth in Section 7 and you will have no further rights to such PSUs or the Shares represented by those forfeited PSUs.

(f)           Demotion.  In the event that, during a Performance Cycle, you are demoted to a position which, under the Company’s generally applicable policies and procedures, would not ordinarily be eligible to receive a grant of PSUs (or which would not be eligible for a grant of a comparable amount of PSUs), the Committee shall have the right, but not the obligation, to forfeit this Award in connection with such demotion, to reduce the number of units subject to this Award or to impose additional conditions on the vesting of such Award, in each case in its sole discretion.

(g)          Repayment.  You agree and acknowledge that this Agreement is subject to any policies that the Committee may adopt from time to time with respect to the repayment to the Company of any benefit received hereunder, including “clawback” policies.

3.                   Determination/Distribution in Respect of PSUs.

(a)         Determination of Earned PSUs; Distribution following Performance Cycle.  Within 60 days after the end of each Annual Performance Period, the Committee shall determine the extent to which the Performance Goals established for such Annual Performance Period pursuant to Section 2(a) have been achieved.  The number of PSUs, if any, that are earned and for which Shares may become distributable in respect to each Annual Performance Period shall be equal to the product of (i) one-third of the total number of PSUs subject to this Award multiplied by (ii) the percentage of achievement of the Performance Goals for such Annual Performance Period, as determined by the Committee based on the criteria established pursuant to Section 2(a).

The number of Shares, if any, distributable to you pursuant to the vesting of this Award shall be equal to the sum of the PSUs earned with respect to each Annual Performance Period, as determined in accordance with this Section 3(a), and such Shares will be issued to you (or to your estate in the event of your death) not later than 74 days after the date the Performance Cycle for this Award ends.

(b)         Compliance With Law.  The Plan, the granting of this Award, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed.

4.              Stockholder Rights; Dividend Equivalent Payment.  Except as set forth in the Plan or this Agreement, neither you nor any person claiming under or through you shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of any PSU.  Neither you nor any person claiming under or through you shall be entitled to receive dividends in respect of any PSU, but shall receive a dividend equivalent payment from the Company in an amount equal to the aggregate cash dividends that would have been paid on the Shares distributed under this Agreement if such Shares had been outstanding between the Date of Grant and the date of distribution of such Shares (i.e., based on the record date for determining the stockholders of the Company entitled to receive cash dividends).  Any such dividend equivalents shall be payable in cash on the date of distribution of the Shares distributed under this Agreement or subject to forfeiture at the same time and to the same extent, and subject to the same terms and conditions, as apply to the underlying PSUs in respect of which such dividend equivalents are credited hereunder.

5.              Tax Withholding.  The Employer shall have the right to deduct from all amounts paid to you in cash (whether under the Plan or otherwise) any amount required by law to be withheld in respect of Awards under the Plan as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld.  In the case of payments of Awards in the form of Stock, you will be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or you may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

6.              Transfer of PSUs.  Except to the extent that an amount shall be distributable or payable to your estate or beneficiary under Section 2(c) or 3(a) upon your death, the PSUs granted herein are not transferable.

7.              Covenants Not to Disclose, Compete or Solicit.

(a)         You acknowledge that: (i) the Company is engaged in a continuous program of research, development and production respecting its business throughout the United States (the foregoing, together with any other businesses in which the Company engages from the date hereof to the date of the termination of your employment with the Company and its Subsidiaries as the “Company Business”); (ii) your work for and position with the Company and/or one of its Subsidiaries has allowed you, and will continue to allow you, access to trade secrets of, and Confidential Information (as defined below) concerning the Company Business; (iii) the Company Business is national and international in scope; (iv) the Company would not have agreed to grant you this Award but for the agreements and covenants contained in this Agreement; and (v) the agreements and covenants contained in this Agreement are necessary and essential to protect the business, goodwill, and customer relationships that Company and its Subsidiaries have expended significant resources to develop.  The Company agrees and acknowledges that, on or following the date hereof, it will provide you with one or more of the following: (a) authorization to access Confidential Information through a new computer password or by other means; (b) authorization to represent the Company in communications with customers and other third parties to promote the goodwill of the business in accordance with generally applicable Company policies; and (c) access to participate in certain restricted access meetings, conferences or training relating to your position with the Company.  You understand and agree that if Confidential Information were used in competition against the Company, the Company would experience serious harm and the competitor would have a unique advantage against the Company.

(b)         For purposes of this Agreement, “Confidential Information” shall mean all business records, trade secrets, know-how, customer lists or compilations, terms of customer agreements, sources of supply, pricing or cost information, financial information or personnel data and other confidential or proprietary information used and/or obtained by you in the course of your employment with the Company or any Subsidiary; provided, that the term “Confidential Information” will not include information which (i) is or becomes publicly available other than as a result of a disclosure by you which is prohibited by this agreement or by any other legal, contractual or fiduciary obligation that you may owe to the Company or any Subsidiary, or (ii) is widely known within one or more of the industries in which the Company or any Subsidiary operates, or you can demonstrate was otherwise known to you prior to becoming an employee of the Company or any Subsidiary, or (iii) is or becomes available to you on a non-confidential basis from a source (other than the Company or any Subsidiary, including any employee thereof) that is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company or any Subsidiary. You agree to keep Confidential Information confidential and not to engage in unauthorized use or disclosure of Confidential Information.  You further agree that upon termination of your employment (or earlier if so requested) you will preserve and return to the Company any and all records in your possession or control, tangible and intangible, containing any Confidential Information. You further agree not to keep or retain any copies of such records without written authorization from a duly authorized officer of the Company covering the specific item retained.

(c)          Ancillary to the foregoing and this Award, you hereby agree that, during the term of your employment with the Company or any Subsidiary and for a period of one year thereafter (the “Restricted Period”), you will not, directly or indirectly, individually or on behalf of any person or entity other than the Company or any of its Subsidiaries:

(i)  provide Competing Services (as defined below) to any company or business (other than the Company or any Subsidiary) engaged primarily in the manufacture, distribution, sale or marketing of any of the Relevant Products (as defined below) in the Relevant Market Area (as defined below);

(ii)  approach, consult, solicit business from, or contact or otherwise communicate, directly or indirectly, in any way with any Customer (as defined below) in an attempt to (1) divert business from, or interfere with any business relationship of the Company or any of its Subsidiaries, or (2) convince any Customer to change or alter any of such Customer’s existing or prospective contractual terms and conditions with the Company or any Subsidiary; or

(iii)  solicit, induce, recruit or encourage, either directly or indirectly, any employee of the Company or any Subsidiary to leave his or her employment with the Company or any Subsidiary or employ or offer to employ any employee of the Company or any Subsidiary.  For the purposes of this section, an employee of the Company or any Subsidiary shall be deemed to be an employee of the Company or any Subsidiary while employed by the Company and for a period of 60 days thereafter.

(d)         For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)  to provide “Competing Services” means to  provide, manage, supervise, or consult about (whether as an employee, owner, partner, stockholder, investor, joint venturer, lender, director, manager, officer, employee, consultant, independent contractor, representative or agent, or otherwise) any services that are similar in purpose or function to services you provided to the Company in the two year period preceding the termination of your employment.

(ii)  “Customer” means any and all persons or entities who purchased any Relevant Product from the Company or any Subsidiary during the term of your employment with the Company or any Subsidiary and as to whom, within the course of the last two (2) years of your employment with the Company or any Subsidiary, (a) you or someone under your supervision had contact and/or (b) you received or had access to Confidential Information.

(iii)  “Relevant Product(s)” means (i) milk (fluid, powder or other) or milk-based beverages, (ii) creams, (iii) dairy or other non-dairy coffee creamers or other coffee whiteners, (iv) ice cream or ice cream novelties, (v) ice cream mix, (vi) cultured dairy products, (vii) organic dairy products (including milk, cream and cultured dairy products) or organic juice, and/or (viii) any other product not listed above that was developed or sold by the Company or a Subsidiary within the course of the last two (2) years of your employment with the Company or any Subsidiary.

(iv)  “Relevant Market Area” means the counties (or county equivalents) in the United States where the Company does business (including, but not limited to, by developing, processing, manufacturing, selling, distributing or licensing  Relevant Products), and in which your services to the Company directly or indirectly related to, impacted or involved such Company business and/or you received Confidential Information about such business,  so long as the Company continues to do business in that geographic market area during the Restricted Period.

(e)          Notwithstanding the foregoing, you are not prohibited from owning, either of record or beneficially, not more than five percent (5%) of the shares or other equity of any publicly traded company.

(f) Your obligation under this Section 7 shall survive the vesting or forfeiture of your PSUs and/or payment in satisfaction of your rights under this Agreement. Any breach of any provision of this Section 7 will result in immediate and complete forfeiture of your unvested PSUs and you will have no further rights to such unvested PSUs or the Shares represented by those forfeited PSUs. In addition, you hereby agree that if you violate any provision of this Section 7, the Company will be entitled to injunctive relief, specific performance, or such other legal and equitable relief as is needed to prevent or enjoin any violation of the provisions of this Agreement in addition to and not to the exclusion of any other remedy that may be allowed by law for damages experienced prior to the issuance of injunctive relief.  You also agree that, if you are found to have breached any of the time-limited covenants in this Section 7, the time period during which you are subject to such covenant shall be extended by one day for each day you are found to have violated such restriction, up to a maximum of two (2) years.

(g)          You acknowledge that you have given careful consideration to the restraints imposed by this Agreement, and you fully agree that they are necessary for the reasonable and proper protection of the business of the Company and its Subsidiaries.  The restrictions set forth herein shall be construed as a series of separate and severable covenants.  You agree that each and every restraint imposed by this Agreement is reasonable with respect to services rendered, subject matter, time period, and geographical area.  Except as expressly set forth herein, the restraints imposed by this Agreement shall continue during their full time periods and throughout the geographical area set forth in this Agreement.

(h)         You stipulate and agree that one of the purposes of this Agreement is to fully resolve and bring finality to any concerns over the enforceability of the restrictive covenants set forth in this Section 7 (the “Restrictive Covenants”).  You also stipulate and agree that (a) the enforceability of the Restrictive Covenants and (b) the Company’s agreement herein to provide you with this Award are mutually dependent clauses and obligations without which this Agreement would not be made by the parties.  Accordingly, you agree not to sue or otherwise pursue a legal claim to set aside or avoid enforcement of the Restrictive Covenants.  And, in the event that you or any other party pursues a legal challenge to the enforceability of any material provision of the restrictions in Section 7 of this Agreement and a material provision is found unenforceable by a court of law or other legally binding authority such that you are no longer bound by a material provision of Section 7, then (1) your unvested PSUs and undistributed Shares shall be forfeited and (2) you hereby agree that you will (A) return to the Company any Shares that were previously issued to you or, if you no longer own the Shares, an amount in cash equal to the fair market value of any such Shares on the date they were issued to you, and (B) pay to the Company an amount of cash equal to the amount paid to you pursuant to Section 4 (less any taxes paid by you).  The foregoing is not intended as a liquidated damage remedy but is instead a return-of-gains and contractual rescission remedy due to the mutual dependent nature of the subject provisions in the Agreement.

(i)             If any of the Restrictive Covenants are deemed unenforceable as written, you and the Company expressly authorize the court to revise, delete, or add to the restrictions contained in this Section 7 to the extent necessary to enforce the intent of the parties and to provide the goodwill, Confidential Information, and other business interests of the Company and its Subsidiaries with effective protection.

(j)            The provisions of this Section 7 are not intended to override, supersede, reduce, modify or affect in any manner any other non-competition or non-solicitation agreement between you and the Company or any Subsidiary, and instead are intended to supplement any such agreements.

8.              Plan Incorporated.  You accept the Award hereby granted subject to all the provisions of the Plan, which, except as expressly contradicted by the terms hereof, are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby.

9.              Assignment of Intellectual Property Rights.  In consideration of the granting of this Award, you hereby agree that all right, title and interest to any and all products, improvements or processes (“Intellectual Property”) whatsoever, discovered, invented or conceived during the course of employment with the Company or any of its Subsidiaries, relating to the subject matter of the business of the Company or any of its Subsidiaries or which may be directly or indirectly utilized in connection therewith, are vested in the Company, and you hereby forever waive any and all interest you have in such Intellectual Property and agree to assign such Intellectual Property to the Company.  In addition, all writings produced in the course of work or employment for the Company or any Subsidiary are works produced for hire and the property of the Company and its Subsidiaries, including any copyrights for those writings.

10.       Miscellaneous.

(a)         No Guaranteed Employment.  Nothing contained in this Agreement shall affect the right of the Company to terminate your employment at any time, with or without Cause, or shall be deemed to create any rights to employment on your part. The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship that otherwise exists between the Company and you, whether such employment relationship is at will or defined by an employment contract.  Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and you.  To the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

(b)         Notices.  Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at its principal executive offices, and any notice to be given to you shall be addressed to you at the address contained in the Company’s records, or at such other address for a party as such party may hereafter designate in writing to the other.  Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

(c)          Binding Agreement.  Subject to the limitations in this Agreement on the transferability by you of the Award granted herein, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.  This Agreement may only be amended by a written document signed by you and the Company, provided, however, that if the amendment is not adverse to your interests, this Agreement may be amended by a written document executed solely by the Company.

(d)         Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware and the United States, as applicable, without reference to the conflict of laws provisions thereof.

(e)          Forum.  This Agreement is accepted and entered into in Texas, and any legal proceeding arising from or in any way regarding the Agreement shall have its venue located exclusively in Dallas County, Texas, and the parties hereby expressly consent and submit themselves to the personal jurisdiction and venue of the court.

(f)           Severability.  Except as otherwise expressly provided for herein in Section 7 above, if any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

(g)          Interpretation.  All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

(h)         Entire Agreement.  Except as otherwise provided for in Section 7 above, this Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

(i)             No Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(j)            Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

(k)         Relief.  In addition to all other rights or remedies available at law or in equity, the Company shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

END OF AGREEMENT

Electronic Signature:	Electronic Signature

Acceptance Date:	Acceptance date